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                                  EXHIBIT 99.1


ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES AN INCREASE IN ITS CONVERTIBLE NOTES OFFERING TO $750 MILLION

December 3, 1999 09:02 AM Eastern Time

LITTLETON, Colo.--(BUSINESS WIRE)--Dec. 3, 1999--EchoStar Communications Corporation DISH today announced that it increased its offering of Convertible Subordinated Notes to $750 million. The notes will bear interest at an annual rate of 4 7/8% and will be due January 1, 2007. The notes are convertible into shares of EchoStar Class A Common Stock at a conversion price of $90.88 per share. The net proceeds of the offering are expected to be used to fund subscriber acquisition costs, for capital expenditures in connection with the construction and launch of additional satellites or for other general corporate purposes (including potential acquisitions and debt service). The notes have not been registered under the Securities Act of 1933 and are being offered pursuant to Rule 144A thereunder. The notes may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

EchoStar Communications Corp., includes three interrelated business units:

o DISH Network(TM) is EchoStar's state-of-the-art direct broadcast satellite system that is capable of offering over 500 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware and installation. DISH Network was also ranked number one in customer satisfaction among satellite/cable TV subscribers by the J.D. Power and Associates 1999 Cable/Satellite TV Customer Satisfaction Study.

o EchoStar Technologies Corporation designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for the DISH Network and various international customers that include ExpressVu Canada and the Via Digital system in Spain. ETC provides construction, oversight and project integration services for customers internationally. ETC also oversees EchoStar Data Networks Corporation in Atlanta, a leading supplier of MediaStream(R) technology for distributing Internet content over satellite networks.

o Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space usage and other services. Satellite Services also administers SKY VISTA, a direct broadcast satellite service offering popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

DISH Network, which currently serves over 3.1 million customers, is a trademark of EchoStar Communications Corporation. DISH Network is located on the Internet at www.dishnetwork.com.